Associated Banc-Corp

NEWS RELEASE

For more information:
Investors: Joe Selner, Chief Financial Officer, 920-491-7120
Media: Cindy Moon-Mogush, Corporate Communications, 920-431-8034

Associated Banc-Corp Announces 31-Cent Dividend

GREEN BAY, WIS. – July 25, 2007 – The Board of Directors of Associated Banc-Corp (NASDAQ:ASBC) today declared a regular cash dividend of 31 cents, payable Aug. 15 to shareholders of record Aug. 7. It is the company’s 150th consecutive quarterly cash dividend.

Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified bank holding company with total assets of $21 billion. Associated has more than 300 banking offices serving more than 180 communities in Minnesota, Wisconsin and Illinois. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.